RICHARD A. HOFFMAN
Attorney-at-Law
320 South Boston Avenue, Suite 1026
Tulsa, Oklahoma 74103
Telephone (918) 599-9302 - Fax (918) 584-1425

February 3, 2022

Board of Directors
Inland Mid-Continent Corporation
2702 East 72nd Street
Tulsa, Oklahoma 74136

Re: Authorization of Corporation to file Registration Statement on Form 1-A and issue common stock

Gentleman;

Pursuant to the request of the officers and directors of the corporation, I have prepared this opinion as counsel to the corporation for the purpose of reviewing the internal documents of the corporation to determine if it is authorized to file a registration statement on Form-A, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of offering for sale up to $10,000,000, of Class A common stock, of the company with a par value of $0.00001, per share.

To that end, I have reviewed the following:

1. The public record of the Oklahoma Secretary of State.

2. The Amended Certificate of Incorporation of the Corporation;

3. By laws of the corporation;

4. Corporate minutes of shareholders and directors meetings from the organizational meeting of October 14, 2016, through March 4, 2021, as provided by the corporate secretary to me on February 2, 2022;

5. Auditors's report of Turner and Stone, accountants and consultants, Dallas, Texas.

6. Draft of offering circular, in process by Reg D Resources, Denver, Colorado.

As of February 2,2021, the records of the Oklahoma Secretary of State reflect that

Inland Mid-Continent Corporation is a business corporation duly authorized to do business in the State of Oklahoma.

Based upon the documents provided, Inland Mid-Continent Corporation, through the activities of its officers and directors, and based upon its Amended Certificate of Incorporation and By-Laws, is authorized to issue the shares of common stock, above described.

No opinion is rendered herein with regard to the auditors report or draft offering circular which were provided to me for information purposes only.

This letter may be attached as an exhibit to the Registration Statement under the heading "Experts" in the prospectus and constituting a part thereof.

Very Truly Yours,

Richard A. Hoffman

RAH/kh